Exhibit 17(a)

STANDARD PROMISSORY NOTE MODIFICATION AGREEMENT

THIS STANDARD PROMISSORY NOTE MODIFICATION AGREEMENT (this “Agreement”) is made as of March 15, 2021, between and among Gold Leaf Distribution, LLC., (the “Borrower”), and Robert Clark the “Lender”).

WITNESSETH:

WHEREAS, the Lender and the Borrower entered into that certain Standard Promissory Note dated as of February 19, 2019 (the “LOAN”), which LOAN evidenced a revolving line of credit and the obligation of the Borrower thereunder to repay to the Lender the principal sum of Seventy Thousand dollars ($70,000.00) (the “Commitment Amount”) plus interest, fees and costs; and

WHEREAS, the Lender has requested that Lender modify the LOAN to increase the Due Date to March 15, 2022; and

WHEREAS, the Borrower is willing to grant such request, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the LOAN.

2. Amendment to LOAN. The LOAN is hereby modified and amended as follows:

The principle sum of Seventy Thousand dollars ($70,000.00), with a the Due Date of March 15, 2022; and

3. Effectiveness. The modifications provided in paragraph 2 hereof shall be effective as of March 15, 2021.

4. Reaffirmation of LOAN. All other provisions of the LOAN shall continue to be in effect. [Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Borrower and the Lender have caused their duly authorized officers to set their hands and seals as of the day and year first above written.

Borrower:	GOLD LEAF DISTRIBUTION, LLC.

By:		Date:	3/15/2021

Name:	Robert Clark
Its:	CEO

Lender:	ROBERT CLARK

By:		Date:	3/15/2021

Name:	Robert Clark